Exhibit 15.4

June 26, 2025

Four Seasons Education (Cayman) Inc.

Room 1301, Zi'an Building
309 Yuyuan Road, Jing'an District
Shanghai 200040
People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under “Item 3. Key Information - Our Holding Company Structure and Contractual Arrangements with the VIEs”, “Item 3. Key Information - Permissions Required from the PRC Authorities for Our Operations and those of the VIEs”, “Item 3. Key Information - D. Risk Factors - Risks Related to Our Business” and “Item 4. Information on the Company - C. Organizational Structure” in Four Seasons Education (Cayman) Inc.’s Annual Report on Form 20-F for the year ended February 28, 2025, which will be filed with the Securities and Exchange Commission (the “SEC”) in June 2025. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20-F for the year ended February 28, 2025.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Fangda Partners

Fangda Partners